Exhibit 35.1.6.1

[Letterhead of PHH Mortgage]

Supplemental Servicer Compliance Statement

Deal Name: CMLTI 2006-AR3

This statement of compliance is being provided in accordance with Item 1123 of Regulation AB. The Undersigned hereby states that:

1.	I am an authorized officer of PHH Mortgage Corporation (the “Servicer”);

2.	A review of the Servicer’s activities during the “Reporting Period” and its performance under the Agreement has been made under my supervision; and

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

By: /s/ Marc J. Hinkle

Name: Marc J. Hinkle

Title: Vice President

Date: March 7, 2007

PHH Investor number reference: 729